UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2018

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 Totten Pond Road, Suite 250 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 928-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2018, Chiasma, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Drew Enamait, Vice President, Finance and Administration (and Principal Accounting Officer) of the Company. Pursuant to the Agreement, Mr. Enamait will receive an annual base salary of $245,000 and will also be eligible for an annual performance bonus targeted at up to 25% of his base salary. Mr. Enamait is eligible to participate in the Company’s employee benefit plans on the same basis as generally made available to other full-time employees of the Company.

In connection with the Agreement, the Company granted Mr. Enamait an option to purchase 33,807 shares of common stock of the Company, with an exercise price equal to the closing trading price on the date of the grant (the “Time-Based Option”). The Time-Based Option will vest in equal quarterly installments over the four-year period following the date of the grant. The Company also granted Mr. Enamait an option to purchase 11,843 shares of common stock of the Company, with an exercise price equal to the closing trading price on the date of the grant (the “Performance Option”). The Performance Option will vest as follows: 40% of such award will be earned upon U.S. Food and Drug Administration (“FDA”) acceptance of a new drug application (“NDA”) for Mycapssa, of which amount 50% will be immediately vested and 50% will vest upon the one year anniversary of such acceptance; and 60% of such award will be earned upon FDA approval of such NDA, of which amount 50% will be immediately vested and 50% will vest upon the one year anniversary of such approval.

The Agreement also provides for certain payments and benefits in the event of a termination of Mr. Enamait’s employment under specific circumstances. If Mr. Enamait’s employment is terminated by the Company without “Cause” or by Mr. Enamait for “Good Reason” within 12 months following a “Change in Control” (each as defined in the Agreement), provided he adheres to certain conditions set forth in the Agreement, he would be entitled to (1) continuation of his then current base salary for six months following the termination date; (2) payment of one-half of his target bonus for the year in which the Change in Control occurs; (3) all of the unvested shares subject to time based vesting (including shares underlying the Performance Option to the extent the applicable performance milestones are satisfied by the termination date and excluding shares underlying the Performance Option that are subject to satisfaction of performance milestones to the extent that any performance milestone has not been satisfied as of the termination date) pursuant to the stock options granted to Mr. Enamait by the Company shall immediately vest and become exercisable as of the termination date; and (4) continuation of coverage of group health plan benefits (“COBRA benefits”) until the earlier of (a) six months after the date of termination and (b) the date Mr. Enamait becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA benefits.

In the event Mr. Enamait’s employment is terminated by the Company without Cause or by Mr. Enamait for Good Reason, in either case other than a termination within 12 months following a Change in Control, provided he adheres to certain conditions set forth in the Agreement, he would be entitled to (1) continuation of his then current base salary for six months following the termination date; and (2) COBRA benefits until the earlier of (a) six months after the date of termination and (b) the date Mr. Enamait becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA benefits.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of February 23, 2018, by and between Chiasma, Inc. and Drew Enamait

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2018	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
President, Chief Executive Officer, and Director